Exhibit 10.20

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) is made and dated as of the first day of December 2003, by and among BANK OF THE WEST (“BOW”), as the sole initial lender party hereto and the other lenders from time to time party hereto (each of BOW and such other lenders, being referred to herein individually as a “Lender” and, collectively, as the “Lenders”), BOW, as agent for the Lenders (in such capacity, the “Agent”), BOW, as the issuer of letters of credit hereunder (in such capacity, the “L/C Issuing Bank”) and as the institution through which foreign currencies may be bought and sold hereunder (in such capacity, the “FX Lender”), and OSI SYSTEMS, INC., a California corporation (the “Company”).

RECITALS

A. BOW has previously extended to the Company certain credit facilities (the “Existing Credit Facilities”) pursuant to that certain Credit Agreement dated as of February 27, 2001 by and between BOW and the Company (as amended to date, the “Existing Credit Agreement”).

B. The Company and BOW have agreed to amend and restate the Existing Credit Agreement and the documents, instruments, and agreements delivered in connection therewith in their entirety and the Company has agreed that BOW, in its sole discretion, may syndicate the credit facilities under this Agreement at no additional fee to the Company.

C. The Company, the Agent, the L/C Issuing Bank, the FX Lender, BOW as the sole initial Lender, and the other Lenders from time to time party hereto desire to enter into this Agreement to evidence the willingness of the Lenders to provide such credit facilities and of the Agent and the L/C Issuing Bank to act in such capacities hereunder, and to set forth the rights and obligations of the parties with respect to such credit extensions.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Revolving Credit Facility.

1(a) Credit Amount. On the terms and subject to the conditions set forth herein, the Lenders severally agree that they shall from time to time to but not including the Revolving Loan Maturity Date (as that term and capitalized terms not otherwise defined herein are defined in Paragraph 15 below), make revolving loans (the “Revolving Loans” or a “Revolving Loan”) to the Company, pro rata in accordance with their respective Percentage Shares, in an aggregate amount not to exceed at any one time outstanding the lesser of:

(1) The Revolving Facility Credit Limit; and

(2) The Aggregate Credit Limit minus the sum of the aggregate amount of: (i) all Outstanding Letters of Credit and unpaid L/C Drawings on such date, plus (ii) the aggregate amount of FX Risk Liability on such date.

1(b) Principal Repayment. The Company shall pay the principal amount of each Revolving Loan on the Revolving Loan Maturity Date. Principal amounts prepaid hereunder may be reborrowed on the terms and subject to the conditions set forth in Paragraph 8(b) below, it being expressly acknowledged and agreed that the credit facility provided under this Paragraph 1 is a revolving facility.

1(c) Payment of Interest. Interest on Revolving Loans shall be payable as provided in Paragraphs 5(b) and 5(d) below.

1(d) Use of Proceeds. The proceeds of Revolving Loans shall be used for working capital and general corporate needs.

2. Foreign Exchange Facility.

2(a) Credit Limit. On the terms and subject to the conditions set forth herein, the FX Lender agrees that the Company and/or the Guarantors may form time to time from the Effective Date to but not including the Foreign Exchange Facility Maturity Date, request the FX Lender to enter into FX Transactions; provided, however, that in no event shall the aggregate amount of FX Risk Liability at any date exceed the lesser of:

(1) The FX Limit; and

(2) The Aggregate Credit Limit minus the sum of: (i) the aggregate amount of all Outstanding Letters of Credit and unpaid L/C Drawings on such date; plus (ii) the aggregate amount of all Revolving Loans outstanding on such date.

2(b) Requests for FX Transactions. Each request for a FX Transaction shall be made no later than 3:00 p.m. (Los Angeles time) on the Business Day on which such FX Transaction in being requested by delivery to the FX Lender of a duly executed FX Application, with a copy to the Agent, accompanied by all other documents, instruments, and agreements which the FX Lender may reasonably require as a condition to the requested action.

2(c) Tenor. No FX Transaction shall have a Settlement Date later than the earlier of: (1) 365 days following the date of entry into such FX Transaction, and (2) the regularly scheduled Foreign Exchange Facility Maturity Date.

2(d) Availability. The FX Lender may refuse to enter into a FX Transaction with the Company or any Guarantor where the FX Lender, at its sole discretion, determines that: (1) the requested Foreign Currency is unavailable, (2) the FX Lender is not then dealing in the requested Foreign Currency, or (3) the FX Lender would be prohibited by any applicable law, rule, regulation, or order from purchasing such Foreign Currency.

2(e) Payment. Payment with respect to each FX Transaction is due on the Settlement Date of such FX Transaction. The Agent is hereby authorized by the Company to charge the full settlement price of any FX Transaction against any depository account or accounts maintained by the Company with the Agent on the Settlement Date. Subject the availability restrictions set forth in Paragraph 1(a) above, in the event that the Company fails to pay or cause to pay the settlement price of any FX Transaction on the Settlement Date therefor or the balances in the depository account or accounts maintained with the Agent are insufficient to pay such settlement price, without limiting the rights of the Agent, the FX Lender, or any Lender hereunder or waiving any Event of Default caused thereby, the Agent may, and the Company hereby authorizes the Agent to, request a Revolving Loan be made in an amount equal to the settlement price of such FX Transaction on the Settlement Date.

2(f) Impossibility of Performance. In the event that the Company, any Guarantor, or the FX Lender cannot perform under a FX Transaction due to force majeure or an act of any Governmental Authority or it becomes unlawful or impossible to perform, all in the good faith judgment of the Company or the FX Lender, then upon notice to the other party, the Company or the FX Lender may require the close-out and liquidation of the affected FX Transaction in accordance with the provisions of this Agreement.

2(g) Allocation of FX Risk Liability. Upon the entering into each FX Transaction by the Company or any Guarantor and the FX Lender, the Lenders shall be automatically deemed to have purchased an undivided participation interest therein and in all rights and obligations relating thereto, pro rata in accordance with their respective Percentage Shares. The Lenders hereby absolutely and unconditionally (including, without limitation, following the occurrence of an Event of Default) agree to purchase and sell among themselves the settlement amount of any FX Transaction which is not paid on the date when due by the Company so that all unrepaid losses with respect to FX Transactions shall be held and participated in by the Lenders in accordance with their respective Percentage Shares.

2(h) Obligation of Company. The Company hereby acknowledges and agrees that any FX Risk Liability and any other obligations incurred by any Guarantor with respect to any FX Transaction requested by any Guarantor or entered into by any Guarantor and the FX Lender shall be Obligations of the Company hereunder.

3. Letter of Credit Facility.

3(a) Credit Limit. On the terms and subject to the conditions set forth herein, the L/C Issuing Bank shall from time to time from and after the Effective Date up to the Revolving Facility Maturity Date, issue standby letters of credit for the account of the Company (each a “Letter of Credit” and, collectively, the “Letters of Credit”); provided, however, that in no event shall the L/C Issuing Bank issue any Letter of Credit hereunder if after giving effect to such issuance, the aggregate dollar amount of all Outstanding Letters of Credit (including all Outstanding Pre-Existing Letters of Credit) and unrepaid L/C Drawings would exceed the Aggregate Credit Limit minus the sum of: (i) the aggregate amount of all Revolving Loans outstanding on such date; plus (ii) the aggregate amount of FX Risk Liability on such date.

3(b) Issuance of Letters of Credit. Unless otherwise approved by the L/C Issuing Bank, each Letter of Credit, and any amendment, renewal or extension thereof, shall be requested by the Company at least three (3) Business Days prior to the proposed issuance, amendment, renewal or extension date by delivery to the L/C Issuing Bank of a duly executed Letter of Credit Application, with a copy to the Agent, accompanied by all other L/C Documents which the L/C Issuing Bank may require as a condition to the requested action. No Letter of Credit shall have a stated expiration date (or provide for the extension of such stated expiration date or the issuance of any replacement therefor) later than 365 days following the regularly scheduled Revolving Loan Maturity Date; provided, however that as an additional condition precedent to the issuance of any Letter of Credit with a stated expiration date later than the Revolving Loan Maturity Date (as determined as of the date of issuance of such Letter of Credit), no later than 90 days prior to the Revolving Loan Maturity Date, the Company shall deposit a dollar amount equal to the face amount of such Letter of Credit into a no-access account with the Agent (the “Letter of Credit Cash Collateral Account”). The Company hereby pledges, assigns and grants to the Agent on behalf of the Lenders a security interest in the Letter of Credit Cash Collateral Account, any

and all funds from time to time contained therein, and all products and proceeds of the foregoing. At such time the Obligations with respect to any Letter of Credit for which the Company is required to cash collateralize in accordance with this Paragraph 3(b) shall have been fully satisfied or otherwise terminated, the Agent shall release its Lien on the portion of the funds contained in the Letter of Credit Cash Collateral Account attributable to such Letter of Credit and remit such funds to the Company.

3(c) Repayment of L/C Drawings. Any L/C Drawing under a Letter of Credit shall be payable in full by the Company on the date of such L/C Drawing.

3(d) Purchase of Participation Interests; Risk Sharing. Upon the issuance of each Letter of Credit (and upon the deemed issuance hereunder of the Pre-Existing Letters of Credit), the Lenders shall be automatically deemed to have purchased an undivided participation interest therein and in all rights and obligations relating thereto, pro rata in accordance with their respective Percentage Shares. The Lenders hereby absolutely and unconditionally (including, without limitation, following the occurrence of an Event of Default) agree to purchase and sell among themselves the dollar amount of any L/C Drawing which is not paid on the date when due by the Company so that each unrepaid L/C Drawing shall be held and participated in by the Lenders in accordance with their respective Percentage Shares.

3(e) Absolute Obligation to Repay. The Company’s obligation to repay L/C Drawings shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had, against any Lender or any other Person, including, without limitation, any set-off, counterclaim or defense based upon or arising out of:

(1) Any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(2) Any amendment or waiver of or any consent to departure from the terms of any Letter of Credit;

(3) The existence of any claim, setoff, defense or other right which the Company or any other Person may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting);

(4) Any allegation that any demand, statement or any other document presented under any Letter of Credit is forged, fraudulent, invalid or insufficient in any respect, or that any statement therein is untrue or inaccurate in any respect whatsoever or that variations in punctuation, capitalization, spelling or format were contained in the drafts or any statements presented in connection with any L/C Drawing;

(5) Any payment by the L/C Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the L/C Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding;

(6) Any exchange, release or non-perfection of any Collateral; or

(7) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of the Company.

Nothing contained herein shall constitute a waiver of the Company’s rights against the L/C Issuing Bank arising out of the gross negligence or willful misconduct of the L/C Issuing Bank in connection with any Letter of Credit issued hereunder; provided, however, that it is expressly acknowledged and agreed by the Company that the exercise of any such rights is subject to and conditioned upon the prior payment in full of all Obligations, including, without limitation, unrepaid L/C Drawings, and the termination of the credit facility evidenced hereby.

3(f) Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in such Letter of Credit) apply to such Letter of Credit.

3(g) Relationship to Letter of Credit Applications. In the event of any inconsistency between the terms and provisions of this Agreement and the terms and provisions of any Letter of Credit Application, the terms and provisions of this Agreement shall supersede and govern.

3(h) Use of Letters of Credit. The Letters of Credit may be requested by the Company on its own behalf or on behalf of any of the Guarantors. The Letters of Credit shall be used to support the working capital and general corporate needs of the Company and the Guarantors.

3(i) Pre-Existing Letters of Credit. There are currently outstanding under the Existing Credit Agreement those letters of credit described on Annex 1 attached hereto issued by BOW (the “Pre-Existing Letters of Credit”). Effective as of the Effective Date, the Pre-Existing Letters of Credit shall automatically be deemed to be “Letters of Credit” issued hereunder for all purposes of this Agreement and the other Loan Documents, including, without limitations, the determination of availability of additional Letters of Credit pursuant to Paragraph 3(a) above and the availability of Revolving Loans and FX Risk Liability pursuant to Paragraphs 1(a) and 2 above, respectively.

4. Term Loan.

4(a) Term Loan; Principal Repayment. Under the Existing Credit Facilities, BOW advanced to the Company a term loan the remaining principal balance of which as of the Effective Date is $3,330,078.35 (the “Term Loan”). On the Effective Date, the Lenders shall advance to the Agent their respective Percentage Shares of the remaining principal balance of the Term Loan, to be remitted to BOW. The principal amount of the Term Loan shall be payable in fourteen (14) consecutive monthly installments of $218,750.00, said installments to be payable on the last Business Day of each calendar month, with one final payment in an amount equal to the remaining principal balance of the Term Loan to be payable on December 31, 2004.

4(b) Payment of Interest. Interest on the Term Loan shall be payable as provided in Paragraphs 5(b) and 5(d) below.

5. Requests for and Funding of Loans; Pricing Provisions.

5(a) Requests for and Funding of Loans.

(1) If the Company desires to borrow Revolving Loans, the Company shall deliver a Loan Request to the Agent, no later than: (i) in the case of Revolving Loans to be funded as Reference Rate Loans, 12:00 p.m. (Los Angeles time) on the proposed funding date, and (ii) in the case of Revolving Loans to be funded as LIBO Rate Loans, 12:00 p.m. (Los Angeles time) on the third LIBOR Business Day preceding the proposed funding date.

(2) The principal amount of each LIBO Rate Loan (including Reference Rate Loans which are converted into LIBO Rate Loans) shall be in the minimum amount of $100,000 and whole multiples of $100,000 in excess thereof.

(3) All Loan Requests shall be irrevocable and shall be delivered in writing (which may be by facsimile transmission) or, but only with the prior agreement of the Agent, telephonically, with any Loan Request delivered telephonically to be promptly confirmed in writing (which may be by facsimile transmission). Upon receipt of a Loan Request, the Agent shall notify each of the Lenders of the receipt of such Loan Request by facsimile transmission no later than 2:00 p.m. (Los Angeles time) on the date received.

(4) The Lenders shall make available their applicable Percentage Shares of each proposed Revolving Loan by crediting the amount thereof, in immediately available same day funds, to the Funding Account no later than 10:30 a.m. (Los Angeles time) on the funding date.

(5) The failure of any Lender to advance its Percentage Share of any Revolving Loan shall not relieve any other Lender of its obligation hereunder to advance its Percentage Share of the principal amount thereof, but no Lender shall be responsible for the failure of any other Lender to make its required advance.

5(b) Applicable Interest Rates. The Company shall pay interest on all Loans outstanding hereunder from the date disbursed to but not including the date of payment, at a rate per annum equal to, at the option of and as selected by the Company from time to time (subject to the provisions of Paragraphs 5(c) and 5(e) below):

(1) The daily average Applicable Reference Rate during the applicable computation period; or

(2) The Applicable LIBO Rate for the selected Interest Period therefor.

5(c) Conversion and Continuation Options.

(1) The Company may elect from time to time to convert Loans outstanding (or portions thereof): (i) as LIBO Rate Loans to Reference Rate Loans by giving the Agent irrevocable notice of such election no later than 9:00 a.m. (Los Angeles time) on the last day of the Interest Period for such LIBO Rate Loan, and (ii) as Reference Rate Loans to LIBO Rate Loans by giving the Agent irrevocable notice of such election no later than 12:00 noon (Los Angeles time) on the third (3rd) LIBOR Business Day preceding the proposed conversion date. Any conversion of LIBO Rate

Loans may only be made on the last day of the applicable Interest Period. No Reference Rate Loan may be converted into a LIBO Rate Loan if an Event of Default or Potential Default has occurred and is continuing at the requested conversion date. All or any part of outstanding Loans may be converted as provided herein, provided that partial conversions shall be in an amount not less than the amount required pursuant to Paragraph 5(a)(2) above.

(2) The Company may elect from time to time to have any LIBO Rate Loan continued as such upon the expiration of the Interest Period applicable thereto by giving the Agent irrevocable notice of such election no later than 12:00 noon (Los Angeles time) on the third (3rd) LIBOR Business Day preceding the last day of such Interest Period; provided, however, that no LIBO Rate Loan may be continued as such when any Event of Default or Potential Default has occurred and is continuing, but shall be automatically converted to a Reference Rate Loan on the last day of the Interest Period applicable thereto. If the Company shall fail to give notice of its election to continue a LIBO Rate Loan as such as provided above, the Company shall be deemed to have elected to convert the affected LIBO Rate Loan to a Reference Rate Loan on the last day of the applicable Interest Period.

(3) Each request for the conversion or continuation of a Loan (or portion thereof) shall be evidenced by the timely delivery by the Company to the Agent of a duly executed Loan Request (which delivery may be by facsimile transmission) or, but only with the prior agreement of the Agent, telephonically, with any Loan Request delivered telephonically to be promptly confirmed in writing (which may be by facsimile transmission).

5(d) Interest Billing and Payment Requirements.

(1) Interest accruing on Loans (or portions thereof) which are Reference Rate Loans shall be payable monthly, in arrears, for each month on the last Business Day of such month in the amount set forth in an interest billing for such Reference Rate Loans delivered by the Agent to the Company (which delivery may be telephonic and later confirmed in writing).

(2) Interest accruing on LIBO Rate Loans shall be payable, in arrears, on the last day of the applicable Interest Period therefor, or in the case of LIBO Rate Loans with Interest Periods ending later than three months from the date funded, at the end of each three month period from the date funded and at the end of the applicable Interest Period therefor.

5(e) Illegality. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain LIBO Rate Loans as contemplated by this Agreement: (1) the commitment of such Lender hereunder to make or to continue LIBO Rate Loans or to convert Reference Rate Loans to LIBO Rate Loans shall forthwith be canceled and (2) such Lender’s Percentage Share of Loans then outstanding as LIBO Rate Loans, if any, shall be converted automatically to Reference Rate Loans at the end of their respective Interest Periods or within such earlier period as may be required by law. In the event of a conversion of any LIBO Rate Loan prior to the end of its applicable Interest Period, the Company hereby agrees promptly to pay any Lender affected thereby, upon demand, the amounts required pursuant to Paragraph 5(h) below, it being agreed and understood that such conversion shall constitute a prepayment for all purposes hereof. The provisions hereof shall survive the termination of this Agreement and payment of all outstanding Loans, unrepaid L/C Drawings and all other Obligations.

5(f) Requirements of Law; Increased Costs. In the event that any applicable law, order, regulation, treaty or directive issued by any central bank or other governmental authority, agency or instrumentality or in the governmental or judicial interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued by any central bank or other governmental authority, agency or instrumentality:

(1) Does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made or Letter of Credit issued or FX Transaction entered into hereunder, or change the basis of taxation of payments to such Lender of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of such Lender);

(2) Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of interest payable on the Obligations; or

(3) Does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining any Loan, or issuing, renewing or maintaining any Letter of Credit, or entering into, renewing or maintaining any FX Transaction, or to reduce any amount receivable in respect thereof or the rate of return on the capital of such Lender or any corporation controlling such Lender, then, in any such case, the Company shall promptly pay to such Lender, upon its written demand made through the Agent, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as determined by such Lender with respect to this Agreement, or Loans made, Letters of Credit issued, or FX Transactions entered into hereunder. If a Lender becomes entitled to claim any additional amounts pursuant to this Paragraph 5(f), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by a Lender to the Company shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of all outstanding Loans, unrepaid L/C Drawings and all other Obligations.

5(g) Funding. Each Lender shall be entitled to fund all or any portion of the Loans in any manner it may determine in its sole discretion, including, without limitation, the London inter-bank market and within the United States.

5(h) Prepayment Premium. In addition to all other payment obligations hereunder, in the event: (1) if any LIBO Rate Loan is prepaid prior to the last day of the applicable Interest Period, whether following the occurrence of an Event of Default or otherwise, or (2) the Company shall fail to continue or to make a conversion to a LIBO Rate Loan after the Company has given notice thereof as provided in Paragraph 5(c) above, then the Company shall immediately pay to the Lenders holding the Loans prepaid or not made, continued or converted, through the Agent, an additional premium sum compensating each Lender for losses, costs and expenses incurred by such Lender in connection with such prepayment or such failure to borrow, continue or convert. The Company acknowledges that such losses, costs and expenses are difficult to quantify and that, in the case of the prepayment of or failure to continue or convert to a LIBO Rate Loan, the following formula represents a fair and reasonable estimate of such losses, costs and expenses:

Amount Being Prepaid or Being Not Converted or Continued	x	[ [ [ [ [ [ [ [ [	Applicable LIBO Rate for Increment Being Prepaid or Not Converted (as quoted on the first LIBOR Business Day following Lenders’ receipt of notice thereof)	—	LIBO Rate for such Increment for Days Remaining in Interest Period	] ] ] ] ] ] ]	x	Days Remaining in Interest Period 360

For purposes of calculating the current LIBO Rate for the days remaining in the Interest Period for the increment being prepaid or not converted or continued, such current LIBO Rate shall be an interest rate interpolated between LIBO Rates quoted for standard calendar periods for subsequent months’ maturities in accordance with normal conventions. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by a Lender to the Company shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of all outstanding Loans and unrepaid L/C Drawings and all other Obligations.

5(i) Default Interest. At the option of the Agent on behalf of the Lenders, notwithstanding anything to the contrary contained herein, on any date that there shall have occurred and be continuing an Event of Default, any and all Obligations outstanding shall bear interest at a per annum rate equal to two percent (2%) in excess of the highest rate applicable to Loans then outstanding under this Agreement, or, if such Obligations do not otherwise bear interest, at a per annum rate equal to two percent (2%) in excess of the Reference Rate.

5(j) Fees. The Company shall pay the following fees:

(1) Letter of Credit Fees.

(i) To the Agent for the pro rata benefit of the Lenders in accordance with their respective Percentage Shares:

(y) On or before the date of issuance by the L/C Issuing Bank of a Letter of Credit, a non-refundable issuance fee in an amount equal to the Applicable L/C Fee Percentage multiplied by the face amount of such Letter of Credit for the effective term of such Letter of Credit; and

(z) Such renewal, increase and extension fees relating to any Letter of Credit as are customarily charged by the L/C Issuing Bank to its customers from time to time.

(ii) Directly to the L/C Issuing Bank, from time to time upon demand, such fees and charges, including, without limitation, miscellaneous charges and transfer fees, relating to the Letters of Credit as the L/C Issuing Bank customarily charges with respect to similar letters of credit issued by it.

(2) FX Facility Fees. Directly to the FX Lender, from time to time upon demand, such fees and charges, including, without limitation, miscellaneous charges and transfer fees, relating to the FX Transactions as the FX Lender customarily charges with respect to similar transactions.

(3) Facility Fee. To the Agent for the pro rata benefit of the Lenders in accordance with their respective Percentage Shares, on or before the Effective Date, a one time non-refundable facility fee of $85,000.00.

(4) Unused Fee. To the Agent for the pro rata benefit of the Lenders in accordance with their respective Percentage Shares, on the last Business Day of each calendar quarter and on the Revolving Loan Maturity Date, a non-usage fee for such calendar quarter (or portion thereof) in the amount set forth in a fee billing delivered by the Agent to the Company, which non-usage fee shall equal: (i) the average Aggregate Credit Limit in effect during such calendar quarter (or portion thereof), minus the daily average amount of Revolving Loans, Outstanding Letters of Credit, and FX Risk Liability during such calendar quarter (or portion thereof) multiplied by (ii) the product of: (y) one eighth of one percent (0.125%), and (z) a fraction, the numerator of which is the number of days in the applicable calculation period and the denominator of which is 365.

5(k) Computations. All computations of interest and fees payable hereunder shall be based upon a year of three hundred and sixty (360) days for the actual number of days elapsed.

6. Miscellaneous Provisions.

6(a) Open Book Account. The obligation of the Company to repay the Loans, L/C Drawings, and settlement prices with respect to the FX Transactions shall be evidenced by notations on the books and records of the Agent and each Lender. The Agent shall deliver a statement of account to the Company and each Lender monthly setting forth the unpaid balance of Loans, L/C Drawings, and settlement prices outstanding hereunder. Such statement shall (absent clerical error) be deemed conclusively correct and accepted by the Company and the Lenders unless any of such Persons notifies the Agent to the contrary within thirty (30) Business Days following delivery of such statement. Upon any advance, conversion or prepayment with respect to any Loan, each Lender is hereby authorized to record the date and amount of each such advance and conversion made by such Lender, or the date and amount of each such payment or prepayment of principal of the Loan made by such Lender, the applicable Interest Period (if any) and interest rate with respect thereto, on its books (or by any analogous method any Lender may elect consistent with its customary practices) and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error. The failure of the Agent or any Lender to make any such notation shall not affect in any manner or to any extent the Company’s Obligations hereunder.

6(b) Nature and Place of Payments. All payments made on account of the Obligations shall be made by the Company to the Agent for the account of the Lenders or the L/C Issuing Bank, as applicable, without setoff or counterclaim, in lawful money of the United States of America in immediately available same day funds, free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority and must be received by the Agent by 2:00 p.m. (Los Angeles time) on the day of payment, it being expressly agreed and understood that if a payment is received after 2:00 p.m. (Los Angeles time) by the Agent, such payment will be considered to have been made by the Company on the next succeeding Business Day and interest thereon shall be payable by the Company at the then applicable rate during such extension. All payments on account of the Obligations shall be made to the Agent through its Contact Office. If any payment required to be made by the Company hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. The Agent is hereby irrevocably authorized by the Company to debit the general operating account of the Company, if any, maintained with the Agent for the full amount of monthly and periodic interest billings, fees and other Obligations payable hereunder; provided, however, that the failure of the Agent to so debit such account shall not in any manner or to any extent affect the obligation of the Company to pay such Obligations as provided herein and in the other Loan Documents.

6(c) Prepayments.

(1) The Company may prepay Reference Rate Loans in whole or in part at any time, it being acknowledged and agreed that LIBO Rate Loans may not be voluntarily prepaid prior to the last day of their applicable Interest Periods.

(2) Revolving Loans are subject to mandatory prepayment by the Company upon demand of the Agent on any date upon which the sum of: (i) the aggregate principal balance of Revolving Loans, plus (ii) the aggregate FX Risk Liability, plus (iii) the dollar amount of all Outstanding Letters of Credit, plus (iv) the dollar amount unrepaid L/C Drawings, exceeds the Revolving Credit Limit.

(3) Prepayments with respect to the Term Loan shall be applied to remaining principal payments in inverse order of maturity.

(4) The Company shall pay in connection with any prepayment hereunder all interest accrued but unpaid on Loans to which such prepayment is applied, and all prepayment premiums, if any, on LIBO Rate Loans to which such prepayment is applied, concurrently with payment to the Agent of any principal amounts.

6(d) Allocation of Payments Received. Prior to the occurrence of an Event of Default and acceleration of the Obligations, all amounts received by the Agent on account of the Loans shall be applied against Loans in such order as the Company may direct in writing, subject to the requirement that disbursements to the Lenders shall be in accordance with their respective Percentage Shares. Such amounts shall be disbursed by the Agent to the Lenders pro rata in accordance with their respective Percentage Shares by wire transfer on the date of receipt if received by the Agent before 10:00 a.m. (Los Angeles time) or if received later, by 12:00 noon (Los Angeles time) on the next succeeding Business Day, without further interest payable by the Agent. Following the occurrence of an Event of Default and acceleration of the Obligations, all amounts received by the Agent on account of the Obligations shall be disbursed by the Agent as follows:

(1) First, to the payment of reasonable expenses incurred by the Agent in the performance of its duties and enforcement of its rights under the Loan Documents, including, without limitation, all costs and expenses of collection, attorneys’ fees, court costs and foreclosure expenses;

(2) Then, to the Lenders, pro rata in accordance with their respective Percentage Shares, until all outstanding Loans and unrepaid L/C Drawings and interest accrued thereon have been paid in full, said amounts to be allocated first to interest and then, but only after all accrued interest has been paid in full, to principal of Loans and unrepaid L/C Drawings;

(3) Then, to the Lenders on account of all other outstanding Obligations,

(4) Then, and if but only if there remain Outstanding any Letters of Credit or Foreign Exchange Contracts, to the Agent to hold as cash collateral for the obligation of the Company to reimburse future L/C Drawings and FX Risk Liability as the same may occur, until there are no further Outstanding Letters of Credit or Foreign Exchange Contracts, with the Agent hereby irrevocably authorized by the Company to debit from time to time the amounts so held and to apply the same on account of such L/C Drawings or FX Risk Liability, as applicable; and

(5) Then, to such Persons as may be legally entitled thereto.

6(e) Telephonic/Facsimile Communications. Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be an authorized Person and the Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans or any unpaid L/C Drawings shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

7. Security and Additional Credit Support.

7(a) Collateral Security. As collateral security for the Obligations, on or before the Effective Date the Company shall execute and deliver, or cause to be executed and delivered, to the Agent each of the following: (1) a security agreement in the form of that attached hereto as Exhibit A (as amended, extended and replaced from time to time, the “Security Agreement”) pursuant to which the Company shall grant to the Agent for the benefit of the Lenders a perfected security interest in the Collateral of the Company with a priority acceptable to the Agent, and (2) such UCC-1 financing statements, notices to and consents of third parties, landlord and mortgagee waivers the property access agreements and such additional and supplemental security agreements, including, without limitation, supplemental security agreements covering Collateral consisting of federally registered trademarks, copyrights and patents for filing with the Patent and Trademark Office or the U.S. Copyright Office, as the Agent may require (the “Additional Collateral Documents”).

7(b) Guaranties; Guarantor Security Agreements. As additional credit and collateral support for the Obligations, on or before the Effective Date the Company shall cause each of the Guarantors to execute and deliver to the Agent for the benefit of the Lenders: (1) a credit guaranty in the form of that attached hereto as Exhibit B (each as amended, extended and replaced from time to time, a “Guaranty”), (2) a security agreement in the form of that attached hereto as Exhibit C (as amended, extended and replaced from time to time, the “Guarantor Security Agreement”) pursuant to which such

Guarantor shall grant to the Agent for the benefit of the Lenders a perfected security interest in the Collateral of such Guarantor with a priority acceptable to the Agent, and (3) such UCC-1 financing statements, notices to and consents of third parties, landlord and mortgagee waivers the property access agreements and such additional and supplemental security agreements, including, without limitation, such Additional Collateral Documents as the Agent may require.

7(c) Additional Documents. The Company agrees to execute and deliver and to cause to be executed and delivered to the Agent from time to time following the Effective Date such additional documents, instruments and agreements as are in the Agent’s judgment necessary or desirable to obtain for the Agent on behalf of the Lenders the benefit of Collateral and the Loan Documents.

8. Conditions to Credit Events.

8(a) First Credit Event. As conditions precedent to the first Credit Event hereunder:

(1) The Company shall have delivered or shall have had delivered to the Agent, in form and substance satisfactory to the Agent and its counsel, each of the following (with sufficient copies for each of the Lenders) and duly executed and certified as required:

(i) This Agreement;

(ii) The Security Agreement;

(iii) A Guaranty and Guarantor Security Agreement from each of the Guarantors;

(iv) The Additional Collateral Documents requested of the Company and the Guarantors by the Agent;

(v) UCC searches showing the filing and priority of all UCC filings made on behalf of the Agent for the benefit of the Lenders hereunder subject only to the security interests in and liens acceptable to the Agent in its sole and absolute discretion;

(vi) Certified copies of resolutions of the Board of Directors of the Company and each of the Guarantors approving the execution and delivery of the Loan Documents to which such Person is party, the performance of the Obligations and the consummation of the transactions contemplated by the Loan Documents;

(vii) A certificate of the Secretary or an Assistant Secretary of the Company and each of the Guarantors certifying the names and true signatures of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is party;

(viii) A copy of the Certificate or Articles of Incorporation of the Company and each of the Guarantors, certified by the Secretary of State of the State in which such Person is incorporated as of a recent date;

(ix) A copy of the Certificate or Articles of Incorporation and Bylaws of the Company and each of the Guarantors, certified by the Secretary or an Assistant Secretary of such Person as of the date of this Agreement as being accurate and complete;

(x) Certificates of good standing as of a recent date for the Company and each of the Guarantors from the Secretaries of State of California and each State in which such Person is incorporated or does business;

(xi) A certificate of a Responsible Financial Officer of the Company in the form of that attached hereto as Exhibit D dated as of the Effective Date;

(xii) Such UCC financing statements as are necessary to terminate all financing statements filed on behalf of BOW, as secured party, under the Existing Credit Agreement, accompanied by evidence satisfactory to the Agent and the Lenders that all Indebtedness of the Company secured by Liens on assets of the Company under the Existing Credit Agreement (other than the Pre-Existing Letters of Credit which will become Outstanding Letters of Credit hereunder on the Effective Date) will be paid in full and the credit facility evidencing such Indebtedness terminated on or before the Effective Date;

(xiii) Such opinions of counsel to the Company and the Guarantors as the Agent may request; and

(xiv) A Compliance Certificate demonstrating in detail satisfactory to the Agent that the Company was in compliance with the financial covenants set forth in Paragraph 11(i) below at and as of September 30, 2003.

(2) All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws.

(3) All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Agent and its counsel.

If the Effective Date shall not have occurred and the first Credit Event consummated on or before December 9, 2003 as a result of the failure of the conditions precedent thereto set forth above to have been met to the satisfaction of the Agent or otherwise, then this Credit Agreement and any right of the Company to receive credit hereunder shall automatically terminate and be of no further force or effect.

8(b) All Credit Events. As conditions precedent to each Lender’s obligation to make any Revolving Loan, including the first Revolving Loan and including the conversion of any Revolving Loan to another type of Revolving Loan or the continuation of any LIBO Rate Loan after the end of its applicable Interest Period, of the L/C Issuing Bank to issue, amend, renew or extend any Letter of Credit, or of the FX Lender to enter into any FX Transaction with the Company, at and as of the date of such action:

(1) There shall have been delivered to the Agent a Loan Request, a Letter of Credit Application and any required L/C Documents, or FX Application therefor, as applicable;

(2) The representations and warranties contained in the Loan Documents shall be accurate and complete in all material respects as if made on and as of the date of such advance, conversion, continuance or issuance or, with respect to any representation made as of a specific date, shall have been accurate and complete as of such date;

(3) There shall not have occurred an Event of Default or Potential Default; and

(4) After giving effect to such Credit Event the Company shall be in compliance with the limitations of Paragraphs 1(a), 2(a), and 3(a) above.

By delivering a Loan Request, Letter of Credit Application, or FX Application hereunder, the Company shall be deemed to have represented and warranted the accuracy and completeness of the statements set forth in subparagraphs (b)(2) through (b)(4) above, as applicable.

9. Representations and Warranties of the Company. As an inducement to the Agent and each Lender to enter into this Agreement, the Company represents and warrants to the Agent and each Lender that:

9(a) Financial Condition. The financial statements, dated the Statement Date and the Interim Date, copies of which have heretofore been furnished to each Lender by the Agent, are complete and correct and present fairly in accordance with GAAP the financial condition of the Company and its consolidated Subsidiaries at such dates and the consolidated and consolidating results of their operations and changes in financial position for the fiscal periods then ended.

9(b) No Change. Since the Statement Date no Material Adverse Effect has occurred. Except as expressly disclosed in writing to the Agent and the Lenders prior to the Effective Date, from the Statement Date through the Effective Date, neither the Company nor any of its Subsidiaries has entered into, incurred or assumed any material long-term debt, mortgages, leases or oral or written commitments, nor commenced any significant project, nor made any purchase or acquisition of any significant property.

9(c) Corporate Existence; Compliance with Law. The Company and each of its Subsidiaries: (1) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify is reasonably likely to have a Material Adverse Effect, (2) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in compliance with all Requirements of Law and Contractual Obligations, the failure to comply with which could have a Material Adverse Effect.

9(d) Corporate Power; Authorization; Enforceable Obligations. The Company and each of its Subsidiaries has the corporate power and authority and the legal right to execute, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Loan Documents. The Loan Documents to which the Company and each of its Subsidiaries is party have been duly executed and delivered on behalf of such Person and constitute legal, valid and binding obligations of such Person enforceable against such Person in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

9(e) No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Company or any of its Subsidiaries is party, the borrowing hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries the violation of which could have a Material Adverse Effect or create or result in the creation of any Lien on any assets of the Company or any of its Subsidiaries (other than any Lien created by the Security Documents).

9(f) No Material Litigation. Except as disclosed on Schedule 9(f) attached hereto, no litigation, investigation or proceeding of or before any arbitrator, court or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of such parties’ properties or revenues which is likely to be adversely determined and which, if adversely determined, is likely to have a Material Adverse Effect.

9(g) Taxes. The Company and each of its Subsidiaries have filed or caused to be filed all tax returns that are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their property other than taxes which are being contested in good faith by appropriate proceedings and as to which the Company or applicable Subsidiary has established adequate reserves in conformity with GAAP.

9(h) Investment Company Act. The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

9(i) Subsidiaries. Attached hereto as Schedule 9(i) is an accurate and complete list of the Subsidiaries, their respective jurisdictions of incorporation and the percentage of their capital stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

9(j) Federal Reserve Board Regulations. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of such terms under Regulation U. No part of the proceeds of any Revolving Loan will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

9(k) ERISA. The Company and each of its Subsidiaries are in compliance in all respects with the requirements of ERISA and no Reportable Event has occurred under any Plan maintained by the Company or any of its Subsidiaries which is likely to result in the termination of such Plan for purposes of Title IV of ERISA.

9(l) Assets. The Company and each of its Subsidiaries has good and marketable title to all property and assets reflected in the financial statements dated the Statement Date referred to in Paragraph 9(a) above, except property and assets sold or otherwise disposed of in compliance with Paragraph 11(g) below subsequent to the Statement Date. Neither the Company nor any of its Subsidiaries has outstanding Liens on any of its properties or assets nor are there any security agreements to which the Company or any of its Subsidiaries is a party, or title retention agreements, whether in the form of leases or otherwise, of any personal property except as reflected in the financial statements referred to in Paragraph 9(a) above or as permitted under Paragraph 11(a) below.

9(m) Securities Acts. The Company has not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, and is not violating any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended. The Company is not required to qualify an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the Loan Documents.

9(n) Consents, Etc. No consent, approval, authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents or the performance of or compliance with the terms, provisions and conditions hereof or thereof other than such as have been obtained prior to the Effective Date.

9(o) Copyrights, Patents, Trademarks and Licenses, etc. The Company owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 9(f) hereto, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, in either case, could, reasonably be expected to have a Material Adverse Effect.

9(p) Hazardous Materials. To the best of its knowledge, the operations of the Company comply substantially, and during the term of this Agreement will at all times comply substantially, in all respects with all applicable Environmental Laws; the Company has obtained licenses, permits, authorizations and registrations required under applicable Environmental Law (“Environmental Permits”) and necessary for its ordinary operations, all such Environmental Permits are in good standing, and the Company is in compliance with all material terms and conditions of such Environmental Permits; neither the Company nor any of its present properties or operations are subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material not previously disclosed; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of the Company that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the best knowledge of the Company. In addition, to the best of its knowledge: (1) the Company does not have or maintain any underground storage tanks which are not properly registered or permitted under applicable Environmental Laws or which are leaking or disposing of Hazardous

Materials off-site, and (2) the Company has notified all of its employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other applicable Environmental Laws.

9(q) Regulated Entities. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

10. Affirmative Covenants. The Company hereby covenants and agrees with the Agent and each Lender that, as long as any Obligations remain unpaid, any Letter of Credit is Outstanding, any Lender has any obligation to make Revolving Loans, the L/C Issuing Bank has any obligation to issue Letters of Credit, or the FX Lender to enter into any FX Transaction hereunder, the Company shall:

10(a) Financial Statements and Reports. Furnish or cause to be furnished to the Agent and to each of the Lenders directly:

(1) Within one hundred five (105) days after the last day of each fiscal year of the Company, audited consolidated statements of income and statements of changes in financial position for such year and balance sheets as of the end of such year presented fairly in accordance with GAAP and accompanied by an unqualified opinion of a nationally recognized firm of independent certified public accountants reasonably acceptable to the Agent; and

(2) Within fifty (50) days after the last day of each calendar quarter, Company-prepared statements of income and changes in financial position of the Company on a consolidated basis for such quarter and balance sheets as of the end of such quarter presented fairly in accordance with GAAP;

(3) Concurrently with the delivery of each of the financial statements delivered pursuant to subparagraphs (1) and (2) above: (i) a certificate of a Responsible Financial Officer of the Company, stating that such financial statements are presented fairly in accordance with GAAP, confirming as of the last day of such fiscal period the continuing accuracy and completeness of all representations and warranties of the Company set forth in the Loan Documents or, with respect to any representation and warranty made as of a specific date, the accuracy and completeness as of such date, and that there does not exist a Potential Default or an Event of Default hereunder, and (ii) a Compliance Certificate dated as of the date of such financial statements;

10(b) Other Information. Promptly furnish or cause to be furnished to the Agent (with the Agent providing the same to each of the Lenders) such additional financial and other information, including, without limitation, financial statements of the Company and the Guarantors as the Agent or any Lender (through the Agent) may from time to time reasonably request, including, without limitation, such information as is necessary to enable any Lender to participate out any of its interests in the Revolving Loans and other Obligations hereunder or to enable other financial institutions to become signatories hereto.

10(c) Payment of Indebtedness. Itself, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith and for which provision is made to the satisfaction of the Agent for the payment thereof in the event the Company or such Subsidiary is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by the Company or such Subsidiary.

10(d) Maintenance of Existence and Properties. Itself, and shall cause each of its Subsidiaries to, maintain its corporate existence and maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, and comply with all Contractual Obligations and Requirements of Law the failure to comply with which could have a Material Adverse Effect on the business, operations, assets or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole.

10(e) Inspection of Property; Books and Records; Discussions. Itself, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law the failure to comply with which could have a Material Adverse Effect on the business, operations, assets or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole shall be made of all dealings and transactions in relation to its business and activities, and permit representatives of the Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired by the Agent or any Lender and to discuss the business, operations, properties and financial and other condition of the Company and any of its Subsidiaries with officers and employees of such parties, and with their independent certified public accountants.

10(f) Notices. Promptly give written notice to the Agent (with the Agent providing the same to each of the Lenders) of:

(1) The occurrence of any Potential Default or Event of Default;

(2) Any litigation or proceeding in which the Company or any its Subsidiaries is the defendant or in which the Company or any its Subsidiaries is otherwise at financial risk involving amounts in excess of $10,000,000.00 in the aggregate; and

(3) Any other event constituting a material adverse change in the business, operations, property or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole.

10(g) Expenses. Pay all reasonable out-of-pocket expenses (including fees and disbursements of counsel): (1) of the Agent incident to the preparation, negotiation and administration of the Loan Documents and the protection of the rights of the Lenders and the Agent under the Loan Documents, and (2) of the Agent and, following the occurrence of an Event of Default, each of the Lenders incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving the Company or a “workout” of the Obligations. The obligations of the Company under this Paragraph 10(g) shall be effective and enforceable whether or not any Revolving Loan is funded or any Letter of Credit is issued or hereunder and shall survive payment of all other Obligations.

10(h) Loan Documents. Comply with and observe all terms and conditions of the Loan Documents.

10(i) Insurance. Obtain and maintain insurance with responsible companies in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated, and furnish any of the Lenders on request (made through the Agent) full information as to all such insurance.

10(j) Hazardous Materials. Itself, and shall cause each of its Subsidiaries to:

(1) Conduct its operations and keep and maintain all its Properties in compliance with all applicable Environmental Laws.

(2) Give prompt written notice to the Agent, but in no event later than ten days after becoming aware thereof, of the following: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any of its Affiliates or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or its Affiliates that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws.

(3) Upon the written request of the Agent, submit to the Agent, at the Company’s sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice required pursuant to this section.

(4) At all times indemnify and hold harmless the Agent and the Lenders from and against all liability arising out of any Environmental Claims, except those Environmental Claims caused as a primary and direct result of the gross negligence or willful misconduct of the Agent or any of the Lenders.

10(k) ERISA. Furnish to the Agent:

(1) Promptly and in any event within thirty (30) days after the Company knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan with regard to which notice must be provided to the PBGC, a copy of such materials required to be filed with the PBGC with respect to such Reportable Event and in each such case a statement of a Responsible Financial Officer of the Company setting forth details as to such Reportable Event and the action which the Company proposes to take with respect thereto;

(2) Promptly and in any event within thirty (30) days after the Company knows or has reason to know of any condition existing with respect to a Plan which presents a material risk of termination of the Plan, imposition of an excise tax, requirement to provide security to the Plan or incurrence of other liability by the Company or any ERISA Affiliate, a statement of a Responsible Financial Officer of the Company describing such condition;

(3) At least ten (10) days prior to the filing by an plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice;

(4) Promptly and in no event more than thirty (30) days after the filing thereof with the Secretary of the Treasury, a copy of any application by the Company or an ERISA Affiliate for a waiver of the minimum funding standard under Section 412 of the Code;

(5) Promptly and in any event within thirty (30) days after the Company knows or has reason to know of any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of a Responsible Financial Officer of the Company describing such event or condition;

(6) Promptly and in no event more than thirty (30) days after receipt thereof by the Company or any ERISA Affiliate, a copy of each notice received by the Company or an ERISA Affiliate concerning the imposition of any withdrawal liability under section 4202 of ERISA; and

(7) Promptly after receipt thereof a copy of any notice the Company or any ERISA Affiliate may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this subparagraph (7) shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

10(l) Compliance with Laws. Itself, and shall cause each of its Subsidiaries to, comply, in all material respects with all Requirements of Law and Contractual Obligations the failure to comply with which could have a Material Adverse Effect on the business, operations, assets or financial or other condition of the Company or the Company and its consolidated Subsidiaries taken as a whole.

11. Negative Covenants. The Company hereby covenants and agrees with the Agent and each Lender that, as long as any Obligations remain unpaid, any Letter of Credit is Outstanding, any Lender has any obligation to make Revolving Loans, the L/C Issuing Bank has any obligation to issue Letters of Credit, or the FX Lender to enter into any FX Transaction hereunder, the Company shall not, directly or indirectly:

11(a) Liens. And shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property and assets except:

(1) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided the Company or such Subsidiary, as applicable, shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP;

(2) Liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds to obtain, or to obtain the release of, attachments, writs of garnishment or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of the business of the Company or such Subsidiary;

(3) Purchase money security interests for property hereafter acquired, conditional sale agreements, or other title retention agreements, with respect to property hereafter acquired; provided, however, that no such security interest or agreement shall extend to any property other than the property acquired;

(4) Statutory Liens of landlord’s, carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in conformity with GAAP;

(5) Attachment and judgment Liens not otherwise constituting an Event of Default any of which Liens are in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed, payment is covered in full by insurance, or the Company or such Subsidiary shall in good faith be prosecuting an appeal or proceedings for review and shall have set aside on its books such reserves as may be required by GAAP with respect to such judgment or award; and

(6) Liens securing Indebtedness in amount not to exceed $10,000,000.00 incurred during the course of any single fiscal year of the Company.

11(b) Indebtedness. And shall not permit any Subsidiary to, create, incur, assume or suffer to exist, or otherwise become or be liable in respect of any Indebtedness except:

(1) The Obligations;

(2) Indebtedness reflected in the financial statements referred to in Paragraph 9(a) above (other than Indebtedness under the Existing Credit Agreement which, except for the Pre-Existing Letter of Credit will be paid in full and the credit facility evidenced thereby cancelled on the Effective Date);

(3) Trade debt incurred in the ordinary course of business;

(4) Indebtedness secured by Liens permitted under Paragraph 11(a) above; and

(5) Indebtedness in amount not to exceed $10,000,000.00 incurred during the course of any single fiscal year of the Company.

11(c) Merger, Etc.. And shall not permit any Subsidiary to, dissolve, merge or consolidate with any Person or permit any Person to merger into it, except that:

(1) Any Subsidiary of the Company may merge into or consolidate with the Company so long as the surviving Person is the Company;

(2) Any Subsidiary of the Company organized in the United States of America may merge into or consolidate with a Subsidiary of the Company organized in the United States of America, so long as the surviving person is a wholly-owned Subsidiary of the Company organized in the United States of America; and

(3) Any Subsidiary of the Company organized outside of the United States of America may merge into or consolidate with a Subsidiary of the Company organized outside of the United States of America, so long as the surviving person is a wholly-owned Subsidiary of the Company organized outside of the United States of America;

provided, however, that as a condition precedent to any transaction set forth in subparagraphs (1) through (3) above, the Company shall have delivered in writing to the Agent evidence satisfactory to the Agent that both before and immediately after giving effect to such transaction there shall not exist any Event of Default or Potential Default on a pro forma basis.

11(d) Acquisitions. And shall not permit any Subsidiary to, purchase or acquire or incur liability for the purchase or acquisition of any or all of the assets or business of any Person other than acquisitions of any or all of the assets or business of any Person in the same or similar line of business to the Company and its Subsidiaries so long as the aggregate amount of such acquisitions does not exceed $15,000,000.00 during any single fiscal year of the Company; provided, however, that any such acquisition in excess of $10,000,000.00 shall be pre-approved in writing by the Agent; and provided further, however, that as a condition precedent to any acquisition permitted by this Paragraph 11(d), the Company shall have delivered in writing to the Agent evidence satisfactory to the Agent that both before and immediately after giving effect to such transaction there shall not exist any Event of Default or Potential Default on a pro forma basis.

11(e) Payment of Dividends. Declare or pay any dividends upon its shares of stock now or hereafter outstanding or make any distribution of assets to its stockholders as such, whether in cash, property or securities.

11(f) Purchase or Retirement of Stock. Acquire, purchase, redeem or retire any shares of its capital stock now or hereafter outstanding unless at the date thereof there does not exist an Event of Default or Potential Default and the aggregate value of shares of the capital stock of the Company acquired, purchased, redeemed, or retired by the Company during the then current fiscal year is not in excess of $15,000,000.00.

11(g) Sale of Assets. And shall not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of any of its assets (other than obsolete or worn out property), whether now owned or hereafter acquired, other than sales of inventory in the ordinary course of business as presently conducted and at fair market value.

11(h) Capital Expenditures. And shall not permit any Subsidiary to, make or commit to make Capital Expenditures in excess of $10,000,000.00 in the aggregate for the Company and all Subsidiaries during any fiscal year.

11(i) Financial Covenants.

(1) Permit the Company’s consolidated Effective Tangible Net Worth as of any date to be less than $120,000,000.00.

(2) Permit the Company’s consolidated Effective Tangible Net Worth for any fiscal year of the Company to increase by less than seventy five percent (75%) of the Company’s net profit for such fiscal year.

(3) Permit as of the end of any fiscal quarter, the Company’s ratio of Funded Debt to EBITDA on a consolidated basis, as of the end of such fiscal quarter and the immediately preceding three fiscal quarters, to be greater than 2.50:1.00.

(4) Permit as of any date the Company’s ratio of consolidated current assets to consolidated current liabilities, determined in accordance with GAAP, to be less than 1.25:1.00.

(5) Permit as of the end of any fiscal quarter, the Company’s net profit after taxes for such fiscal quarter determined in accordance with GAAP, to be less than $1.00.

(6) Permit as of any date the aggregate value of cash, cash equivalents, and marketable securities of the Company held by the Agent to be less than $20,000,000.00.

(7) Permit as of the end of any fiscal quarter, the ratio of: (i) the consolidated EBITDA of the Company for such fiscal quarter and the immediately preceding three fiscal quarters, to (ii) interest expense, determined in accordance with GAAP plus the consolidated current portion of long term debt plus the current portion of capitalized leases determined in accordance with the Company’s balance sheet for such fiscal quarter and the immediately preceding three fiscal quarters, to be less than 1.50:1.00.

(8) Permit as of any date, intangibles shown on the Company’s balance sheet to exceed the total of intangibles shown on the Company’s balance sheet as of the fiscal year ended June 30, 2003 plus $35,000,000.00.

12. Events of Default. Upon the occurrence of any of the following events (an “Event of Default”):

12(a) The Company shall fail to pay any principal on the Revolving Loans, any L/C Drawing, or pay the settlement price with respect to any FX Transaction on the date when due, or fail to pay within five days of the date when due any other Obligation under the Loan Documents; or

12(b) Any representation or warranty made by the Company in any Loan Document shall be inaccurate or incomplete in any material respect on or as of the date made; or

12(c) The Company shall fail to maintain its corporate existence or shall default in the observance or performance of any covenant or agreement contained in Paragraph 11 above; or

12(d) The Company shall fail to observe or perform any other term or provision contained in the Loan Documents and such failure shall continue for thirty (30) days; or

12(e) (1) The Company or any of its Subsidiaries shall default in any payment of principal of or interest on any Indebtedness (other than the Obligations), or (2) any Person shall default in the payment of any Indebtedness upon which the Company or any of its Subsidiaries is contingently liable, or (3) any other event shall occur, the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity; or

12(f) (1) The Company, any of its Subsidiaries, or any Guarantor shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company, any of its Subsidiaries, or any Guarantor shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against the Company, any of its Subsidiaries, or any Guarantor, any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (3) there shall be commenced against the Company, any of its Subsidiaries, or any Guarantor, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof; or (4) the Company, any of its Subsidiaries, or any Guarantor, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (1), (2) or (3) above; or (5) the Company, any of its Subsidiaries, or any Guarantor, shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

12(g) (1) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (2) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or nor waived, shall exist with respect to any Plan, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten days after commencement thereof, as the case may be, (4) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (5) any withdrawal liability to a Multiemployer Plan shall be incurred by the Company or (6) any other event or condition shall occur or exist; and in each case in clauses (1) through (6) above, such event or condition, together with all other such events or conditions, if any, is likely to subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole; or

12(h) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries and such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within thirty (30) days from the entry thereof; or

12(i) Any Guarantor shall fail to observe or perform any provision of any Loan Document to which it is a party or shall attempt to rescind or revoke any Loan Document to which it is a party, with respect to future transactions or otherwise, or any representation or warranty set forth any Loan Document to which any Guarantor is party shall be inaccurate or incomplete in any material respect as of the date made;

THEN, automatically upon the occurrence of an Event of Default under Paragraph 12(f) above, at the option of any Lender upon the occurrence of an Event of Default under Paragraph 12(a) above and, in all other cases, at the option of the Majority Lenders, each Lender’s obligation to make Revolving Loans, the L/C Issuing Bank’s obligation to issue Letters of Credit, and the FX Lender’s obligation to enter into FX Transactions with the Company hereunder shall terminate and the principal balance of outstanding Revolving Loans and interest accrued but unpaid thereon, the aggregate contingent liability of the Company to reimburse the L/C Issuing Bank and the Lenders for future L/C Drawings with respect to Outstanding Letters of Credit, the aggregate contingent liability of the Company to make any payment with respect to any FX Risk Liability, and all other Obligations shall become immediately due and payable, without demand upon or presentment to the Company, which are expressly waived by the Company and the Agent and the Lenders may immediately exercise all rights, powers and remedies available to them at law, in equity or otherwise. All amounts paid by the Company on account of the aggregate contingent liability of the Company under Outstanding Letters of Credit and outstanding FX Transactions shall be held by the Agent as collateral security for the benefit of the L/C Issuing Bank, the FX Lender, and the Lenders until there are no Letters of Credit Outstanding, all unrepaid L/C Drawings have been paid in full with interest thereon as provided herein, and all FX Transactions have matured and any outstanding settlement prices with respect to FX Transactions have been paid in full, the Company hereby being automatically deemed to have granted to the Agent, the L/C Issuing Bank, the FX Lender and the Lenders a first priority, perfected security interest in all such monies and to have authorized the Agent to debit such monies in satisfaction of the obligation of the Company to repay L/C Drawings and settlement prices with respect to FX Transactions; provided, that, nothing contained herein shall in any manner or to any extent affect the liability of the Company with respect to L/C Drawings or FX Transactions in the event for whatever reason the Agent does not so debit such monies on account thereof.

13. The Agent.

13(a) Appointment. Each Lender hereby irrevocably designates and appoints the Agent as the agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes the Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Agent. The Company shall pay to the Agent an agency fee in such amount and at such times as the Agent and the Company may from time to time agree in writing.

13(b) Delegation of Duties. The Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

13(c) Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan

Documents or for any failure of the Company to perform its obligations hereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of the Company.

13(d) Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any note as the owner thereof for all purposes. As to the Lenders: (1) the Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Majority Lenders or all of the Lenders, as appropriate, or it shall first be indemnified to its satisfaction by the Lenders ratably in accordance with their respective Percentage Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Agent’s gross negligence or willful misconduct), and (2) the Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Majority Lenders or all of the Lenders, as appropriate, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

13(e) Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Company referring to the Loan Documents, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Majority Lenders provided that such action is consistent with the provisions of this Agreement; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

13(f) Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

13(g) Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their Percentage Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Obligations.

13(h) Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent were not the Agent hereunder. With respect to such loans made or renewed by them, the Agent shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

13(i) Successor Agent. The Agent may resign as Agent under the Loan Documents upon sixty (60) days’ notice to the Lenders and agrees that it will so resign in the event it ceases to hold any Percentage Share of the Obligations. If the Agent shall resign as provided herein, then the Lenders (other than the Agent) shall appoint from among the Lenders a successor agent or, if such Lenders are unable to agree on the appointment of a successor agent, the Agent shall appoint a successor agent for the Lenders (which successor agent shall, in either case and assuming that there does not exist a Potential Default or Event of Default, be reasonably acceptable to the Company), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Paragraph 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

14. Miscellaneous Provisions.

14(a) No Assignment. The Company may not assign its rights or obligations under this Agreement without the prior written consent of one hundred percent (100%) of the Agent and the Lenders. Any attempted assignment in violation of this provision shall automatically be deemed null and void. Subject to the foregoing, all provisions contained in this Agreement or any document or agreement referred to herein or relating hereto shall inure to the benefit of each Lender, its successors and assigns, and shall be binding upon the Company, its successors and assigns.

14(b) Amendment. This Agreement may not be amended or terms or provisions hereof waived unless such amendment or waiver is in writing and signed by the Majority Lenders, the Agent and the Company; provided, however, that without the prior written consent of one hundred percent (100%) of the Agent and the Lenders, no amendment or waiver shall: (1) reduce the principal of, or rate of interest or fees on, the Revolving Loans or any Letter of Credit or extend or otherwise modify the required amount or due date for any Revolving Loan or any L/C Drawing, (2) modify any Lender’s Percentage Share (except as the result of an assignment permitted under Paragraph 14(h)(1) below), (3) modify any provision of the Loan Documents requiring one hundred percent (100%) of the Lenders to act, (4) modify the definition of “Majority Lenders,” (5) release any Guarantor from its obligations under its Guaranty or Guarantor Security Agreement or, except as expressly contemplated by the Loan Documents, release any collateral at any time held for the Obligations, or (6) amend this Paragraph 14(b). It is expressly agreed and understood that the failure by the required Lenders to elect to accelerate amounts outstanding hereunder and/or to terminate the obligation of the Lenders to make Revolving Loans, the L/C Issuing Bank to issue Letters of Credit, or the FX Lender to enter into FX Transactions with the Company hereunder shall not constitute an amendment or waiver of any term or provision of this Agreement.

14(c) Cumulative Rights; No Waiver. The rights, powers and remedies of the Lenders hereunder are cumulative and in addition to all rights, power and remedies provided under any and all agreements between the Company and the Lenders relating hereto, at law, in equity or otherwise. Any delay or failure by the Lenders to exercise any right, power or remedy shall not constitute a waiver thereof by the Lenders, and no single or partial exercise by the Lenders of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

14(d) Entire Agreement. This Agreement and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

14(e) Survival. All representations, warranties, covenants and agreements herein contained on the part of the Company shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

14(f) Notices. All notices given by any party to the others shall be in writing unless otherwise provided for herein, delivered by facsimile transmission, by personal delivery or by overnight courier, addressed to the party as set forth on Annex 2 attached hereto, as such Annex 2 may be amended from time to time. Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received.

14(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to its choice of law rules.

14(h) Assignments, Participations, Etc.

(1) Any Lender may at any time, with the consent of the Agent and, but only so long as there does not exist an Event of Default, the Company (which consent shall not be unreasonably withheld by the Company), assign and delegate to one or more financial institutions (each an “Assignee”) all, or any ratable part of all, of the Revolving Loans and the other rights and obligations of such Lender hereunder in a minimum amount of $5,000.000.00; provided, however, that the Company and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Lender and the Assignee; and (ii) such Lender and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance Agreement. From and after the date that the Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance Agreement, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Loan Documents. Upon the effective date of such assignment, this Agreement and the other Loan Documents shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Percentage Share arising therefrom.

(2) Any Lender may at any time sell to one or more financial institutions or other Persons (each a “Participant”) participating interests in any Revolving Loans, the funding commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) following such sale that Lender shall continue to hold for its own account a Percentage Share of the Aggregate Credit Limit of not less than $5,000,000.00.

(3) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of the Revolving Loans held by it to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender.

14(i) Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

14(j) Sharing of Payments. If any Lender shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations in excess of such Lender’s Percentage Share thereof, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Lender is hereby authorized by the Company to exercise any and all rights of setoff, counterclaim or bankers’ lien against the full amount of the Obligations, whether or not held by such Lender. Each Lender hereby agrees to exercise any such rights first against the Obligations and only then to any other Indebtedness of the Company to such Lender.

14(k) Consent to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

14(l) Waiver of Jury Trial. THE COMPANY, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14(m) Indemnity. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Agent and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and expenses, including the documented cost of internal counsel) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Revolving Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement, the Revolving Loans or any Letter of Credit issued hereunder, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Paragraph 14(m) shall survive payment of all other Obligations and the termination of this Agreement.

14(n) Marshalling; Payments Set Aside. Neither the Agent nor the Lenders shall be under any obligation to marshal any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Agent or the Lenders (through the Agent), or the Agent on behalf of the Lenders enforces their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then (1) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (2) each Lender severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent.

14(o) Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

14(p) Severability. The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

14(q) No Third Parties Benefited. This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Company, the Lenders and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

15. Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

“Additional Collateral Documents” shall have the meaning given such term in Paragraph 7(a) above.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. “Control” as used herein means with respect to any business entity the power to direct the management and policies of such business entity.

“Agent” shall have the meaning given such term in the introductory paragraph hereof and shall include any successor to BOW as the initial “Agent” hereunder.

“Aggregate Credit Limit” shall mean $50,000,000.00, as such dollar amount may be increased or decreased by the mutual written agreement of the Agent, the Company and one hundred percent (100%) of the Lenders.

“Agreement” shall mean this Agreement, as the same may be amended, extended or replaced from time to time.

“Applicable L/C Fee Percentage” shall mean the percentage amount calculated in accordance with the Pricing Matrix.

“Applicable LIBO Rate” shall mean, with respect to any LIBO Rate Loan for the Interest Period applicable to such LIBO Rate Loan, the rate per annum (rounded upward, if necessary, to the next higher 1/16 of one percent) calculated as of the first day of such Interest Period in accordance with the following formula:

Applicable LIBO Rate =	LR	+ ALS
1-LRP

where

LR = LIBO Rate

LRP = LIBOR Reserve Percentage

ALS = Applicable LIBOR Spread

“Applicable LIBOR Spread” shall mean the percentage amount calculated in accordance with the Pricing Matrix.

“Applicable Reference Rate” shall mean, shall mean a floating rate per annum equal to the daily average Reference Rate on each day of the applicable calculation period plus the Applicable Reference Rate Spread.

“Applicable Reference Rate Spread” shall mean the percentage amount calculated in accordance with the Pricing Matrix.

“Assignee” shall have the meaning given such term in Paragraph 14(h)(1) above.

“Assignment and Acceptance Agreement” shall mean an agreement in the form of that attached hereto as Exhibit E.

“Company” shall have the meaning given such term in the preamble hereto.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California are authorized or obligated to close their regular banking business.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures by the Company and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of the Company and its Subsidiaries, less net proceeds from sales of fixed or capital assets received by the Company or any of its Subsidiaries during such period.

“Collateral” shall have the meaning given such term in the Security Agreement and the Guarantor Security Agreements, as applicable.

“Commonly Controlled Entity” of a Person shall mean a Person, whether or not incorporated, which is under common control with such Person within the meaning of Section 411(c) of the Internal Revenue Code.

“Compliance Certificate” shall mean a certificate in the form of that attached hereto as Exhibit F.

“Contact Office” shall mean the office of the Agent located at 9000 East Valley Boulevard, Rosemead, California 91770 or such other office as the Agent may notify the Company and the Lenders from time to time in writing.

“Contractual Obligation” as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Event” shall mean the funding, continuation or conversion of any Loan, the issuance of any Letter of Credit, or the entering into of any FX Transaction.

“Credit Percentage” shall mean fifteen percent (15%).

“Effective Date” shall mean the date on which all conditions precedent to the occurrence of the first Credit Event set forth in Paragraph 8(a) above have been met to the satisfaction of the Agent and the Lenders.

“Effective Tangible Net Worth” shall mean for any Person at any date the sum of (a) Tangible Net Worth plus (b) Subordinated Debt.

“Environmental Claims” shall mean all claims, however asserted, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (i) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Materials at, in, or from property owned, operated or controlled by the Company or any of its Subsidiaries, or (ii) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requested, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource

Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

“Environmental Permits” shall have the meaning given such term in Paragraph 9(p) above.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be supplemented or amended.

“Event of Default” shall have the meaning given such term in Paragraph 12 above.

“Existing Credit Agreement” shall have the meaning given such term in Recital A above.

“Existing Credit Facilities” shall have the meaning given such term in Recital A above.

“Foreign Currency” shall mean any legally traded currency other than US dollars which may be transferred by paperless wire transfer or cash and in which the FX Lender regularly trades.

“Foreign Exchange Facility Maturity Date” shall mean November 30, 2004.

“Funded Debt” shall mean shall mean for any Person at any date of calculation the aggregate dollar amount of Indebtedness of such Person which has actually been funded and is outstanding at such time, whether or not such amount is due and payable on such date and including, without limitation, the aggregate amount available for drawing under outstanding letters of credit on which such Person is the account party.

“Funding Account” shall mean account no. 752-04010 maintained in the Company’s name with the Agent or such other account or accounts as the Agent and the Company may from time to time agree.

“FX Application” shall mean an application for the FX Lender to enter into a FX Transaction with the Company or a Guarantor in form satisfactory to the FX Lender which shall specify, in any event, the Foreign Currency to be purchased or sold, the amount of such Foreign Currency and the Settlement Date of such FX Transaction.

“FX Lender” shall mean BOW.

“FX Limit” shall mean $4,500,000.00.

“FX Risk Liability” shall mean the product of: (a) the Credit Percentage, multiplied by (b) the aggregate of the Notional Values of all FX Transactions outstanding, net of any Offsetting Transactions.

“FX Transaction” shall mean any transaction between the FX Lender and the Company or a Guarantor pursuant to which the FX Lender has agreed to sell to or to purchase from the Company or such Guarantor a Foreign Currency of an agreed amount at an agreed price is US dollars or such other agreed upon Foreign Currency, deliverable and payable on an agreed date.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” shall mean any of the Persons listed on Annex 4 attached hereto.

“Guarantor Security Agreement” shall have the meaning given such term in Paragraph 7(b) above.

“Guaranty” shall have the meaning given such term in Paragraph 7(b) above.

“Hazardous Materials” shall mean:

(a) “Hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances,” as defined in any of the Hazardous Material Laws;

(b) Any pollutant or contaminant, or hazardous, dangerous or toxic chemical, material, waste or substance (“pollutant”) which Hazardous Material Laws prohibit, limit or otherwise regulate as to use, exposure, release, generation, manufacture, sale, transport, handling, storage, treatment, reuse, presence, disposal or recycling;

(c) Petroleum, crude oil or any fraction of petroleum or crude oil;

(d) Any radioactive material, including any source, special nuclear or by-product material, as defined at 42 U.S.C. §2011 et seq., and amendments thereto and reauthorizations thereof;

(e) Asbestos-containing materials in any form or condition; and

(f) Polychlorinated biphenyls.

“Indebtedness” of any Person shall mean all items of indebtedness which, in accordance with GAAP and practices, would be included in determining liabilities as shown on the liability side of a statement of condition of such Person as of the date as of which indebtedness is to be determined, including, without limitation, all obligations for money borrowed and capitalized lease obligations, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise.

“Interest Period” shall mean with respect to any Loan which is being maintained as a LIBO Rate Loan, the period commencing on the date such Loan is advanced and ending one, two, three or six months thereafter, as designated in the related Loan Request; provided, however, that (a) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless by such extension it would fall in another calendar month, in which case such Interest Period shall end on the immediately preceding LIBOR Business Day, (b) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period is to end shall, subject to the provisions of clause (a) above, end on the last day of such calendar month, and (c) no Interest Period shall end after the regularly scheduled Revolving Loan Maturity Date.

“Interim Date” shall mean September 30, 2003.

“L/C Documents” shall mean any and all documents, instruments and agreements as the L/C Issuing Bank may require be delivered to it as a condition precedent to the issuance by the L/C Issuing Bank of a Letter of Credit.

“L/C Drawing” shall mean any drawing under a Letter of Credit.

“L/C Issuing Bank” shall mean that Lender which has agreed, with the consent of the remaining Lenders, to issue the Letters of Credit, with the initial L/C Issuing Bank being BOW.

“Letter of Credit” shall have the meaning given such term in Paragraph 3(a) above, and shall include, without limitation, the Pre-Existing Letters of Credit.

“Letter of Credit Application” shall mean an application for the issuance of a Letter of Credit in form satisfactory to the L/C Issuing Bank.

“LIBO Rate” shall mean, with respect to any LIBO Rate Loan for any Interest Period, the rate per annum determined by the Agent to be the rate as of approximately 11:00 a.m. (London time) on the date that is two LIBOR Business Days prior to the beginning of the relevant Interest Period quoted as the British Bankers Association Interest Settlement Rate for deposits in dollars (as set forth in any service selected by the Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by any Affiliate of the Agent at approximately 11:00 a.m. (London time) on the date that is two LIBOR Business Days prior to the beginning of such Interest Period.

“LIBO Rate Loans” shall mean Loans outstanding hereunder at such time as they are made and/or being maintained at a rate of interest based upon the LIBO Rate.

“LIBOR Business Day” shall mean a Business Day upon which commercial banks in London, England are open for domestic and international business.

“LIBOR Reserve Percentage” shall mean with respect to an Interest Period for a LIBO Rate Loan, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments) which is imposed under Regulation D on eurocurrency liabilities.

“Lien” shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and the filing of or agreement to give any financial statement under the Uniform Commercial Code of any jurisdiction.

“Loan Documents” shall mean this Agreement, the Security Agreement, the Guaranties, the Guarantor Security Agreements, the Letters of Credit, the Letter of Credit Applications and other L/C Documents, the FX Applications, and each other document, instrument or agreement executed by the Company and/or any Guarantor in connection herewith or therewith, as any of the same may be amended, extended or replaced from time to time.

“Loan Request” shall mean a request for a Loan in form satisfactory to the Agent.

“Majority Lenders” shall mean the Lenders holding not less than fifty one percent (51%) of the Percentage Shares; provided, however, that at any time during which the number of Lenders hereunder are less than three, the term “Majority Lenders” shall mean one hundred percent (100%) of the Lenders.

“Material Adverse Effect” shall mean a material adverse change in, or a material adverse effect upon, any of: (a) the operations, business, properties, condition (financial or otherwise) or prospects of the Company; (b) a material impairment of the ability of the Company or the Guarantor to perform under any Loan Document to which it is party and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document or the perfection or priority of the Lender’s security interest in the Collateral.

“Multiemployer Plan” as to any Person shall mean a Plan of such Person which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Notional Value” shall mean the US dollar equivalent of the price at which the FX Lender agreed to purchase or sell to the Company a Foreign Currency.

“Obligations” shall mean any and all debts, obligations and liabilities of the Company to the Lenders (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents and including, without any limitation, any obligations of the Company to any Lender with respect to any Swap Agreement related to the Obligations.

“Offsetting Transaction” shall mean a FX Transaction to purchase a Foreign Currency and a FX Transaction to sell the same Foreign Currency, each with the same Settlement Date and designated as an Offsetting Transaction at the time of entering into such FX Transaction.

“Outstanding” shall mean with respect to Letters of Credit, any Letter of Credit which has not been canceled, expired unutilized or fully drawn upon and reference to the “amount” of any Outstanding Letter of Credit shall be deemed to mean the amount available for drawing thereunder.

“Participant” shall have the meaning given such term in Paragraph 14(h)(2) above.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Percentage Share” shall mean, for any Lender at any date that percentage agreed to by such Lender in writing, with the initial Percentage Shares of the Lenders being set forth on Annex 5 attached hereto.

“Person” shall mean any corporation, natural person, firm, joint venture, partnership, limited liability Company, trust, unincorporated organization, government or any department or agency of any government.

“Plan” shall mean as to any Person, any pension plan that is covered by Title IV of ERISA and in respect of which such Person or a Commonly Controlled Entity of such Person is an “employer” as defined in Section 3(5) of ERISA.

“Potential Default” shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Pre-Existing Letters of Credit” shall have the meaning given such term in Paragraph 3(i) above.

“Pricing Matrix” shall mean the matrix attached hereto as Annex 3.

“Property” shall mean, collectively and severally, any and all real property, including all improvements and fixtures thereon, owned or occupied by the Company or any of its Subsidiaries.

“Reference Rate” shall mean the fluctuating per annum rate announced from time to time by the Agent in Los Angeles, California, as its “Reference Rate”. The Reference Rate is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below the Reference Rate.

“Reference Rate Loans” shall mean Loans hereunder during such time as they are made and/or being maintained at a rate of interest based upon the Reference Rate.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be amended, supplemented or superseded.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be amended, supplemented or superseded.

“Reportable Event” shall mean a reportable event as defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

“Requirements of Law” shall mean as to any Person the Certificate of Incorporation and ByLaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Financial Officer” shall mean as to any Person, the chief financial officer, treasurer, assistant treasurer, comptroller, controller, or any other senior officer of such Person having the same general duties and responsibilities of any of the foregoing.

“Revolving Facility Credit Limit” shall mean $20,000,000.00.

“Revolving Loan” shall have the meaning given such term in Paragraph 1(a) above.

“Revolving Loan Maturity Date” shall mean the earlier of: (a) November 30, 2005, as such date may be extended from time to time in writing by one hundred percent (100%) of the Lenders, in their sole discretion, and (b) the date the Lenders terminate their obligation to make further Loans hereunder pursuant to Paragraph 12 above.

“Security Agreement” shall have the meaning given such term in Paragraph 7(a) above.

“Security Documents” shall mean the Security Agreement, each Guarantor Security Agreement, the Additional Collateral Documents, and any document, instrument, or agreement executed and/or delivered in connection with any of the foregoing.

“Settlement Date” shall mean, with respect to any FX Transaction, the Business Day on which the Company or a Guarantor has agreed to (a) deliver the required amount of Foreign Currency to the FX Lender, or (b) pay to the FX Lender in US dollars the agreed upon purchase price of the Foreign Currency.

“Single Employer Plan” shall mean as to any Person any Plan of such Person which is not a Multiemployer Plan.

“Statement Date” shall mean June 30, 2003.

“Subordinated Debt” shall mean Indebtedness subordinated to the Obligations pursuant to a written subordination agreement in form and substance acceptable to the Agent, in its sole and absolute discretion.

“Subsidiary” shall mean with respect to any Person, any corporation, partnership or joint venture more than fifty percent (50%) of the stock or other ownership interest of which having by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of such corporation, partnership or joint venture shall, at the time as of which any determination is being made, be owned by such Person, either directly or through Subsidiaries of such Person (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

“Swap Agreement” shall mean an interest rate swap agreement on the International Swap Dealers Association, Inc. (“ISDA”) Master Agreement form and subject to the terms and conditions therein with schedules and confirmations attached (such agreement, together with all confirmations incorporated therein, and all amendments, modifications, supplements, riders, exhibits, schedules and attachments thereto.

“Tangible Net Worth” shall mean for any Person at any time of determination, total assets (exclusive of equity investments in Subsidiaries and other Persons, notes receivable from Affiliates, goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and premium, deferred charges and other like intangibles and leasehold improvements) less Total Liabilities at such time.

“Total Liabilities” shall mean for any Person at any time of determination, all liabilities of such Person which in accordance with GAAP would be shown on the liability side of a balance sheet of such Person, determined in accordance with GAAP, but including in any event the maximum amount available for drawing under all Outstanding Letters of Credit and excluding Subordinated Debt.

[Signature Page Following]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

OSI SYSTEMS, INC., a California corporation

By:
Anuj Wadhawan, Chief Financial Officer

BANK OF THE WEST, as Agent, L/C Issuing Bank, FX Lender, and sole initial Lender

By
Gregg M. Hessick, Vice President

ANNEXES, SCHEDULES, AND EXHIBITS TO CREDIT AGREEMENT

Annexes

Annex 1	Pre-Existing Letters of Credit

Annex 2	Schedule of Addresses for Notice, Etc.

Annex 3	Pricing Matrix

Annex 4	Schedule of Guarantors

Annex 5	Schedule of Percentage Shares

Schedules

Schedule 9(f)	Schedule of Material Litigation

Schedule 9(i)	Schedule of Subsidiaries

Exhibits

Exhibit A	Form of Security Agreement

Exhibit B	Form of Guaranty

Exhibit C	Form of Guarantor Security Agreement

Exhibit D	Form of Officer’s Certificate

Exhibit E	Form of Assignment and Acceptance Agreement

Exhibit F	Form of Compliance Certificate